Exhibit 10.15

STERLING JEWELERS INC.

375 Ghent Road

Akron, Ohio 44333

September 1, 2006

Mr. William Montalto

Sterling Jewelers Inc.

375 Ghent Road

Akron, Ohio 44333

Dear Bill:

Reference is made to your Amended and Restated Employment Agreement with Sterling Jewelers Inc. dated as of August 9, 2004 (as amended January 25, 2006, the “Employment Agreement”). Any capitalized term not defined herein shall have the meaning set forth in the Employment Agreement.

In accordance with Section 3(a) of the Employment Agreement, for the performance period commencing January 29, 2006 and thereafter, Section 3(a)(iii) of the Employment Agreement shall be amended so that the long term incentive bonus opportunity of “up to 45%” shall be deleted and replaced with “up to 70%”.

Further, a new Section 14 shall be added as follows, and the existing Sections 14 and 15 shall be renumbered accordingly:

14. “Compliance with Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Execution Date. Notwithstanding any provision of the Agreement to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A Code and related Department of Treasury guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company may defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the

Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section14; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

Except as modified by this letter, the Employment Agreement shall remain in full force and effect in accordance with its terms.

If you agree to the foregoing, please countersign the enclosed counterpart of this letter in the appropriate space below and return the signed copy to the undersigned.

STERLING JEWELERS INC.

By:	/s/ Mark S. Light
Name:	Mark S. Light
Title:	President and CEO

Accepted and agreed as of the first date written above.

/s/ William Montalto
William Montalto

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